Exhibit 99.5

This document is the conformed English transaction of the Charter was approved by the General Meeting of Shareholders of BigV Technology Corporation, as in effect upon completion of this offering.

This Charter (“Charter”) was approved by the General Meeting of Shareholders of BigV Technology Corporation (hereinafter referred to as the “Company”), dated on 30 July 2021.

I.     NAME, FORM, HEAD OFFICE, BRANCH, REPRESENTATIVE OFFICE AND DURATION OF OPERATION OF THE COMPANY

Article 1. Name, form, head office, branch, representative office and Duration of Operation of the Company

1.1	Name of the Company

Name in Vietnamese: CÔNG TY CÔ PHÂN CÔNG NGHÊ BIGV

Name in English: BIGV TECHNOLOGY CORPORATION

1.2	The Company is a shareholding company, having legal entity status in compliance with applicable laws of Vietnam.

1.3	Registered head office of the Company is: Z06 Street no. 13, Tan Thuan Dong Ward, District 7, Ho Chi Minh City, Viet Nam.

1.4	Names and addresses of branches and representative offices of the Company:

1.5	The Company has 01 (one) legal representative, title: Director

The legal representative has those following responsibilities:

(a)	Perform his rights and obligations in an honest and prudent manner to protect the best interests of the Company;

(b)

Be loyal to the Company’s interests; do not abuse his power and position or use the the Company’s information, secrets, business opportunities and other assets for personal gain or serve any other organization’s or individual’s interests;

(c)	Promptly and fully notify the Company of enterprises that he or his related persons own or have shares/stakes in accordance with Law on Enterprises.

The legal representative is personally liable for damage to the Company due to the breach of responsibilities specified in Clause 1.5 of this Article.

1.6

The Company may establish branches, representative offices, and business offices in order to carry out the objectives of the Company in accordance with the decisions of the Board of Directors or the Director to the extent permitted by laws.

1.7	The Duration of Operation of the Company shall be indefinite from the Date of Establishment, except for termination of operation in accordance with Article 35 of this Charter.

II.     BUSINESS LINES OF THE COMPANY

Article 2. Business lines

No.	Lines of business	VSIC Code
1	Other information technology and computer service activities Details: Valued Added Service on the Internet	6209 (Main)

2	Computer consultancy and system administration	6202

3	Organization of conventions and trade shows (Do not carry out fire and explosion effects; Do not use explosives, combustions, chemicals as props and tools for performing arts programs, events, movies)	8230

4	Data processing, hosting and related activities Details: Database service	6311

5	Computer programming Details: Software production	6201

6	Other amusement and recreation activities n.e.c Detail: Games business	9329

7	Other information services activities n.e.c Details: Telephone information services (messaging service, PCS service—Personal Communication Service) (Other telecommunications services without network infrastructure)	6399

8	Advertising	7310

Article 3. Scope of business

The Company may carry out business activities onshore and offshore as in compliance with laws and this Charter.

III.     CHARTER CAPITAL, SHARES AND FOUNDING SHAREHOLDERS

Article 4. Charter Capital, Shares and Founding Shareholders

4.1

The Company’s Charter capital is VND 101,000,000,000 (One hundred and one billion dongs) equivalent to 10,100,000 ordinary shares with par value of VND 10,000 (ten thousand dongs) per Share. The total number of Shares of the Company is equal to the Charter Capital of the Company divided by the par value of the Shares.

4.2	The Company may increase/decrease its Charter Capital upon approval of the General Meeting of Shareholders and in accordance with laws.

4.3	The list of founding Shareholders is stated in the Appendix hereto and is a part of this Charter.

4.4

Ordinary Shares shall be firstly offered to existing Shareholders in proportion to their percentage of ownership of ordinary shares in the Company, unless otherwise decided by the General Meeting of Shareholders. The Shares that Shareholders do not fully subscribed shall be decided by the Board of Directors. The Board of Directors may distribute these Shares to Shareholders of the Company or to other persons in a manner that the Board of Directions deems appropriate provided that the conditions offered to such persons are not better than those offered to the existing Shareholders unless it is otherwise approved by the General Meeting of Shareholders.

4.5

Within 03 years from the issuance date of the Certificate of Enterprise Registration, the founding shareholders’s shares may be transferred to other founding shareholders and these ordinary shares may only be transferred to a person that is not a founding shareholder if the transfer is approved by the General Meeting of Shareholders. In this case, the transferor does not have the right to vote on this transfer.

The restrictions on ordinary shares of founding shareholders are removed after 03 years, from the issuance date of the Certificate of Enterprise Registration. Those restrictions of this regulation do not apply to additional shares that founding shareholders have after registering for business establishment and shares that founding shareholders transfer to other people who are not founding shareholders of the Company.

4.6

The Company may buy back its Shares in a manner stipulated as per this Charter and applicable laws. The General Meeting of Shareholders or the Board of Directors are entitled to decide to buy back the sold shares in accordance with Article 132 and Article 133 of the Law on Enterprises and the provisions of this Charter.

4.7	The Company may issue other types of securities upon approval of the General Meeting of Shareholders and in accordance with laws.

Article 5. Share Certificates, Register Book of Shareholders and other securities certificates

5.1	A certificate issued by the Company or book entries evidencing the ownership of one or more Shares of the Company shall be called a Share Certificate.

5.2	The Shareholders of the Company shall be issued with Share Certificate corresponding to the number of Shares and class of Shares owned.

Share Certificate must have information required by Law on Enterprises.

5.3

Within seven (7) days from the date of submission of a complete application for Shares transfer as stipulated by the Company, or within five (5) business day from the date of full payment of the subscription price as stipulated in the Share issue plan of the Company, the owner of Shares shall be issued with a Share Certificate. The owner of Shares is not required to pay the Company any expenses for printing the Share Certificate.

5.4

Where a Share Certificate is damaged, erased, lost, stolen or destroyed, the owner of such Share Certificate may request issuance of a new Share Certificate provided that such owner must provide evidence of ownership of Shares and pay related expenses to the Company.

5.5

The Company shall establish and maintain a Register Book of Shareholders from the date of issuance of the Enterprise Registration Certificate. A Register Book of Shareholders may be in the form of a document or an electronic file, or both.

5.6	A Register Book of Shareholders must contain the main contents and shall be retained in accordance with the Law on Enterprises.

Article 6. Restriction on Assignment of Shares1

All or any Shares, except with respect to the Qualifying Shares, may only be transferred to one or more persons who meet the criteria and conditions set forth in Article 16A of this Charter. The restrictions on the Shares transfer will be clearly stated in the Share Certificate of the respective shares.

[1]	This Article is amended on ________________.

Article 7. Offer and Assignment of Shares

7.1	All Shares shall be freely assigned in accordance with the provisions of this Charter and related law.

7.2

The Board of Directors decides the time, method and offering price of the Shares shall be offered for sale by the Company. The price at which Shares shall be offered must not be lower than the market price at the time of offering or the most recent book value, except in the following cases:

(a)	Initial Offering of Shares to non-founding Shareholders of the Company;

(b)	Shares offered to all Shareholders in proportion to their respective shareholding in the Company;

(c)	Other cases and discount rate as decided by the General Meeting of Shareholders.

7.3

In case the Company issues additional ordinary shares and offers to sell those Shares to all ordinary shareholders in proportion to their existing shares in the Company, the following provisions must be followed:

(a)

The Company must notify Shareholders in writing in a manner that ensures such notice reaches their contact details in the Register Book of Shareholders at least 15 days before the end of the share subscription period;

(b)

The notice must include full name, contact address, nationality, number of legal papers of the individual for individual shareholders; name, enterprise code or number of legal papers of the incorporation, head office address of institutional shareholders; number of shares and current share ownership ratio of Shareholders in the Company; the total number of shares expected to be offered for sale and the number of shares that Shareholders are entitled to buy; share offering price; subscription period; full name and signature of the legal representative of the Company. The notice must be accompanied by a form of registration form to buy shares issued by the Company. In case the share purchase registration form is not sent to the Company on time according to the notice, the Shareholder shall be deemed to have not exercised the priority right to buy shares;

(c)	Shareholders have the right to transfer their priority right to buy shares to others;

(d)

In case the number of shares expected to be offered for sale is not fully subscribed by the shareholder and the priority transferee to purchase, the Board of Directors has the right to sell the remaining number of shares to be offered for sale to the shareholders of the Company and others with conditions not more favorable than those offered for sale to shareholders, unless otherwise approved by the General Meeting of Shareholders or otherwise provided by the securities law.

7.4

Shares shall be deemed to have been issued by the Company when fully paid up and the information of the purchaser has been properly recorded in the Register Book of Shareholders; from that time, the purchaser of Shares shall become a Shareholder of the Company.

7.5	After the Shares are sold, the Company must issue and deliver the Share Certificate to the buyer.

7.6

The assignment of Shares is made in writing in the usual manner. The Company may sell shares without awarding Share Certificate. In this case, the information about the shareholder specified in Article 122.2 of the Law on Enterprises shall be recorded in the Register Book of Shareholders to certify that Shareholder’s ownership of shares in the Company. The transfer papers must be signed by the transferor and the transferee or their authorized representatives. The transferor remains the owner of the relevant Shares until the name of the transferee is registered in the Register Book of Shareholders.

In case of partial transfer, the original Share Certificate will be canceled and the Company will issue a new Share Certificate which records the transferred Shares and the remaining Shares.

7.7

The private placement of shares of the Company is carried out according to the procedures specified in Article 125 of the Law on Enterprises. Foreign investors purchasing offered shares under the provisions of this Article must carry out procedures for share purchase in accourdance with the Law on Investment. The General Meeting of Shareholders of the Company shall register the change of charter capital the business registration agency within ten (10) days, from the date of completion of the private placement.

Article 8. Shares Buy-back as Shareholders’ demand

8.1

A Shareholder voting against the re-organization of the Company or against a change to the rights and obligations of Shareholders stipulated in this Charter of the Company may require the Company to redeem its Shares.

8.2

Such demand must be made in writing and specified with the name and address of the Shareholder, the number of Shares of each class, the intended selling price, and the reason for requiring redemption by the Company. Such demand must be sent to the Company within ten (10) days from the date on which the General Meeting of Shareholders passed a resolution on a matter referred to in this Article.

8.3

The Company must buy back Shares from the Shareholder, at the request as prescribed in Clause 1 of this Article, at the market price or such other price as may be determined by the Company at its sole discretion within ninety (90) days from the date of receipt of the demand. In case the price cannot be reached, the parties may request a professional valuation organization to determine the price. The Company introduces at least 03 professional valuation organizations for shareholders to choose and that selection is final.

Article 9. Shares Buy-back as a result of Company’s decisions

The Company shall be entitled to buy back no more than thirty (30) percent of total number of its issued ordinary Shares, a portion or all of its issued preference Shares in accordance with the following provisions:

9.1

The Board of Directors has the right to decide to buy back of no more than 10 percent of total number of Shares of each class issued every 12 months. In other cases, the Shares buy-back shall be decided by the General Meeting of Shareholders.

9.2	The Board of Directors shall decide the price for redemption of Shares.

9.3

The Company may buy back each Shareholder’s Shares in proportion to their share in the Company. In this case, the Company’s decision to buy back the Shares must be notified, by a guaranteed method, to reach all Shareholders within thirty (30) days from the date of approval of such decision. A Shareholder who agrees to sell the Shares must send an offer, by a secure method, to the Company within thirty (30) days from the date of notification. The Company only buy back Shares offered for sale within the mentioned time limit.

Article 10. Payment conditions and handling of buy-back Shares

10.1

The Company may make payment for the buy-back Shares to Shareholders in accordance with the provisions of Article 8 and Article 9 of this Charter where immediately subsequent to such payment the Company shall still be able to pay off all due debts and other property liabilities.

10.2

All buy-back shares in accordance with the provisions of Article 8 and Article 9 of this Charter shall be considered unsold Shares. The Company must register reduction of its charter capital corresponding to the total par value of shares redeemed by the Company within 10 days from the date of completion of payment for the buy-back Shares, unless otherwise provided by the securities law.

10.3	Share Certificates certifying the ownership of buy-back Shares must be cancelled immediately after the respective redemption price is paid.

10.4

After paying off the buy-back shares, if the total value of assets recorded in the company’s accounting books decreases by more than 10%, the company must notify all creditors within 15 days from the date of full payment of the buy-back shares.

Article 11. Payment of Dividends

11.1

The Company may only pay dividends to Shareholders when the Company has made profit, or at other times upon the decision of the General Meeting of Shareholders, after fulfilling its tax and other financial obligations in accordance with the provisions of laws; making reserves and making up the losses carried forward in accordance with regulations of laws and this Charter of the Company; and immediately after full payment of dividends, the Company must still be able to fully pay all due debts and other property liabilities.

11.2	Dividends may be paid in cash, Shares of the Company or other assets as decided by the General Meeting of Shareholders. In case of payment in cash, the payment must be made in Vietnamese Dong.

11.3

Dividends may be paid by bank transfer when the Company has all information of Shareholder’s banks, enabling the Company to make direct transfer to the Shareholder’s bank account. If the Company has transferred the money according to the bank information provided by Shareholders, it shall not be responsible for any losses incurred from that transfer.

11.4

The Board of Directors must make a list of Shareholders to be paid dividends and determine the rate of dividend paid for each share and the timeline and method of payment no later than thirty (30) days prior to the date on which payment of dividends is to be made.

11.5	Where Shares are transferred at a time during the completion of the Shareholders list and the dividends payment, the transferor shall receive dividends by the Company.

11.6

In case dividends are paid in shares, the company is not required to follow the procedures for offering shares prescribed in Articles 123, 124 and 125 of the Law on Enterprises and is only required to register the charter capital increase, which is equal to the total par value of shares paid as dividends, within 10 days from the completion date of dividend payment.

Article 12. Recovery of payment for buy-back Shares or dividends

The recovery of payments for buy-back Shares or dividends shall occur in the following two circumstances:

(a)	Where a payment for buy-back Shares is made in contravention of Article 10 of this Charter; or

(b)	Dividends are paid in contravention of Article 11 of this Charter.

In such case, all Shareholders shall return to the Company the monies or other assets received. Where a Shareholder fails to do so, that Shareholder and all members of the Board of Directors shall be jointly liable for the debts of the Company within the amounts or assets already paid to Shareholders but have not been surrendered.

IV.     ORGANIZATIONAL STRUCTURE

Article 13. Organizational structure

The Organizational structure of the Company includes:

- General Meeting of Shareholders;

- Board of Directors;

- Director.

Article 14. Salaries, remunerations, bonuses and other benefits of members of the Board of Directors, the Director

14.1	The company is entitled to pay salaries, bonuses to members of the Board of Directors, the Director and other executives according to the company’s business performance.

14.2	The salaries, bonuses and other benefits of the members of the Board of Directors and the Director shall be paid as follows:

(a)

Members of the Board of Directors shall receive salaries and bonuses. The salary is based on the number of days necessary to fulfill the member’s duties and the daily pay. The Board of Directors shall estimate the salary of each member by consensus. The total salaries and bonuses of the Board of Directors shall be decided by the annual General Meeting of Shareholders;

(b)	Members of the Board of Directors shall have the costs of food, accomodation, travel and other reasonable costs reimbursed if their duties are fulfilled;

(c)	The Director’s salary and bonuses shall be decided by the Board of Directors.

14.3

Salaries of members of the Board of Directors, the Director and other executives shall be recorded as the company’s expenses in accordance with regulations of law on corporate income tax in a separate section of the company’s consolidated financial statement and must be reported at the annual General Meeting of Shareholders.

V.     SHAREHOLDERS AND GENERAL MEETING OF SHAREHOLDERS

Article 15. Rights of ordinary Shareholders

15.1

Shareholders are the owners of the Company and have the rights and obligations corresponding to the number and class of Shares owned by them. The Shareholders shall only be liable for the debts and other financial obligations of the Company to the extent of the amount of capital they have contributed to the Company.

15.2 Ordinary Shareholders shall have the following rights:

(a)	To attend and make comments at the General Meeting of Shareholders; exercise the right to vote directly or through authorized representatives; each Ordinary Share equivalent to one vote;

(b)	To receive dividends at the rate as decided by the General Meeting of Shareholders;

(c)	To be given priority to buy additional Shares in proportion to their holding of ordinary Shares in the Company;

(d)	To freely transfer their Shares in accordance with this Charter and applicable laws;

(e)

To review, search or make an extract of his/her own information in the list of Shareholders who are qualified to attend the General Meeting of Shareholders and request correction of inaccurate information;

(f)	To review, search and make an extract or copy of the Company’s Charter, the meeting minutes of the General Meeting of Shareholders and resolutions of the General Meeting of Shareholders;

(g)

Where the Company is dissolved or goes bankrupt, to receive part of the remaining property in proportion to the Shares contributed to the Company after the Company has made payment to its creditors and the Shareholders holding redemable preference Shares of the Company, if any, in accordance with laws. To request the Company to buy back Shares in the cases stipulated in the Law on Enterprises and this Charter;

(h)	Other rights as prescribed by the Law on Enterprise and this Charter.

15.3	A Shareholder or a group of Shareholders holding 05 percent or more of the total ordinary Shares shall have the following rights:

(a)

To review, consult and make an extract of the book of minutes and resolutions or decisions of the Board of Directors, mid-year and annual financial statements, contracts and transactions which must be passed by the Board of Directors and other data except for data relating to commercial secrets or business secrets of the Company;

(b)	To request the convening of a General Meeting of Shareholders in accordance with Clause 4 of this Article;

(c)	Other rights stipulated in accordance with the Law on Enterprises and this Charter.

15.4	The Shareholder or group of Shareholders specified in Article 15.3 is entitled to request the convening of a General Meeting of Shareholders in the following cases:

(a)	The Board of Directors seriously violates the Shareholders’ rights, obligations of executives or issues decisions ultra vires;

(b)	Other cases prescribed by this Charter.

15.5	The Shareholder or group of Shareholders that holds at least 10% of the ordinary Shares is entitled to nominate candidates for the Board of Directors as follows:

(a)	The ordinary Shareholders shall hold a meeting to nominate candidates for the Board of Directors and inform the participating shareholders before the opening of the General Meeting of Shareholders;

(b)

Based on the number of members of the Board of Directors, a shareholder or a group of shareholders specified in this Clause is entitled to nominate one or several people according to the decision of the General Meeting of Shareholders as a candidate for the Board of Directors.In case the number of candidates nominated by shareholder or a group of shareholders is smaller than the permissible number, the remaining candidates shall be nominated by the Board of Directors and other shareholders.

Article 16. Obligations of ordinary Shareholders

A Shareholder shall have the following obligations:

16.1	To observe this Charter and the regulations of the Company, resolutions of the General Meeting of Shareholders, the Board of Directors;

16.2

Fully and punctually pay for their subscribed shares within the time limit prescribed by law or according to a specific commitment in writing. Do not withdraw contributed capital in the form of ordinary shares in any form, unless the shares are purchased by the company or other persons. The shareholder that withdraws all or part of the share capital against regulations of this Clause and persons with related interests in the company shall be liable for the company’s debts and other liabilities which is equal to the value of the shares withdrawn and the damage caused by this action;

16.3 To provide the correct address when subscribing for Shares;

16.4	To bear personal liability when committing in the name of the Company in any form the following acts:

(a)	Violating law;

(b)	Conducting business and other transactions for self-seeking purposes or interests of other organizations or individuals;

(c)	Paying undue debts when the Company is facing possible financial risks.

Article 16A. Conditions for Ownership and Transfer of Shares2

16A.1	Except with respect to the Qualifying Shares, the Shares of the Company are only owned by Shareholder(s) who meet the following criteria and conditions:

(a)	Vietnamese nationals;

(b)	The Officers of VNG (or any parent company directly or indirectly owns VNG); and

(c)	holders of class B ordinary shares of VNG Limited.

16A.2

To the extent allowed by law, upon the death, disability or cessation of employment with VNG (or any of its direct or indirect parent companies) of any holder of Shares (not Qualifying Shares), the Shares of such Shareholder must be transferred to an individual appointed by VNG Limited (subject to approval by the holders of no less than 80% in the number of VNG Limited’s Class A ordinary shares).

Article 17. General Meeting of Shareholders

17.1

All Shareholders with voting rights shall make up the General Meeting of Shareholders that acts as the highest decision-making body of the Company. The annual meeting shall be called the annual General Meeting of Shareholders and other meetings shall be called the extraordinary meetings. The annual General Meeting of Shareholders shall be organized once every year. The General Meeting of Shareholders must hold an annual meeting within four (04) months from the end of a Fiscal Year. In case the annual General Meeting of Shareholders cannot be held within such timeline, the Board of Directors may extend the time-limit for holding an annual meeting of the General Meeting of Shareholders where necessary, but no later than 6 months from the end of the Fiscal Year. The General Meeting of Shareholders shall not be held by the way of collection of written opinions.

17.2

The Board of Directors shall convene the Annual General Shareholders Meeting and select an appropriate location in the territory of Vietnam. In case the Annual General Shareholders Meeting is held at the same time at many different locations, the location of the Annual General Shareholders Meeting shall be determined as the place where the chairperson attends the meeting.

17.3	The following issues shall be discussed and approved at the annual General Meeting of Shareholders:

(a)	The Company’s annual business plan;

(b)	The annual financial statement;

(c)	The report of the Board of Directors on its performance and that of its members;

(d)	Dividend of each type of shares;

(e)	Other issues within its jurisdiction.

17.4	The Board of Directors must convene an extraordinary meeting of the General Meeting of Shareholders in the following cases:

(a)	The Board of Directors considers that it is necessary for the benefits of the Company;

(b)	The quantity of remaining members of the Board of Directors is smaller than the minimum quantity prescribed by law;

(c)	The meeting is requested by the shareholder or group of shareholders mentioned in Clause 2 Article 115 of Law on Enterprises;

(d)	Other cases as stipulated by laws and the Charter.

17.5	Convening of an extraordinary meeting of the General Meeting of Shareholders:

[2]	This Article is added on ________________.

(a)	The Board of Directors must convene a meeting of the General Meeting of Shareholders within thirty (30) days in any of the cases stipulated in Article 17.4(b), (c) and (d);

(b)

Where the Board of Directors fails to convene a meeting of the General Meeting of Shareholders in accordance with Article 17.5(a), then within next thirty (30) days, the group of Shareholders who make the request specified in this Article 17.4 (c) must, in place of the Board of Directors, convene a meeting of the General Meeting of Shareholders in accordance with the Law on Enterprises.

Article 18. Rights and obligations of the General Meeting of Shareholders

18.1	The General Meeting of Shareholders has those following rights and obligations:

(a)	To approve the development strategy of the Company;

(b)	To decide the types of Shares and quantity of each type to be issued; decide the annual dividends of each type of Shares;

(c)	To elect, remove or discharge members of the Board of Directors;

(d)	To decide investment in or sale of assets that are worth at least thirty-five percent (35%) of the total assets written in the latest financial statement of the Company;

(e)	To make decisions on amendments to the Charter of the Company;

(f)	To approve annual Financial Statements;

(g)	To decide redemption of more than ten percent (10%) of the total number of Shares of each class already sold;

(h)	To consider and deal with breaches by the Board of Directors which caused damage to the Company and its Shareholders;

(i)	To decide re-organization or dissolution of the Company;

(j)	To decide the budget or total salaries, bonuses and other benefits of the Board of Directors;

(k)	To approve the change in the Company’s business lines;

(l)	To approve the change in the internal management structure of the Company;

(m)	To approve the rules and regulations of the Company, the Board of Directors;

(n)	Approve the list of independent audit companies; choose independent audit companies carry out audit of the company; dismiss independent audits where necessary;

(o)	To decide on dividend payment and form of dividend payment to Shareholders;

(p)	To approve transactions worth more than thirty-five percent (35%) of the total value of assets according to the most recent Financial Statement with the following related person:

•	Shareholders, authorized representatives of shareholders being organizations owning over ten percent (10%) of the total ordinary shares of the company and its related persons;

•	Members of the Board of Directors, Director and their related persons;

•	Enterprises that members of the Board of Directors, Director and other managers of the company must declare according to the provisions of Clause 2, Article 164 of the Law on Enterprises.

(q)

To approve contracts for borrowing, lending, sale of assets and other contracts prescribed by the company’s charter whose values are at least ten percent (10%) of the total assets written in the latest financial statement and shareholders owning from fifty one percent (51%) total number of shares with voting rights or more or related persons of such shareholder;

(r)	Other issues within its competence as prescribed in this Charter and the law.

18.2	A Shareholder shall not be entitled to vote in the following cases:

(a)	Approval of contracts stipulated in Article 18.1 (d), (g), (p) of this Charter when such Shareholder or a Related Person of such Shareholder is a party to such contract;

(b)	The Shares buy-back held by such Shareholder or a Related Person of such Shareholder except where such Shares buy-back is made in proportion of ownership of all Shareholders.

Article 19. Authorized representatives

19.1

Shareholders entitled to attend the General Meeting of Shareholders in accordance with laws may authorize their representative(s) to attend. In the event more than one (1) representative is appointed, then the number of Shares and the number of votes authorized to each representative must be specified.

19.2

The authorization to a representative to attend the General Meeting of Shareholders must be made in writing on the standard form as provided by the Company. The person authorized to attend the General Meeting of Shareholders must submit the written authorization before entering the meeting room.

19.3

The voting slip of the person authorized to attend the meeting within the scope of authorization shall still be valid if the Company does not receive a written notice prior to the time of opening of the General Shareholders Meeting in the following cases:

(a)	The principal dies, or his capacity for civil acts is lost or is restricted;

(b)	The principal has rescinded the appointment of authorization;

(c)	The principal has rescinded the authority of the person carrying out the authorization.

Article 20. Convening General Meeting of Shareholders, meeting agenda and notice of the General Meeting of Shareholders

20.1	The General Meeting of Shareholders shall be convened in accordance with Articles 17.4 and 17.5 of this Charter.

20.2	The convenor of the General Meeting of Shareholders must carry out the following duties:

(a)	Make a list of Shareholders entitled to participate in the meeting;

(b)	Prepare the agenda, contents, materials for such meeting, draft resolutions for each issue in agenda as stipulated in accordance with laws and the rules of the Company;

(c)	Determine time and venue of the meeting; and

(d)	Send meeting invitations to all Shareholders eligible for participation in the meeting.

20.3

The meeting invitations and enclosed materials must be sent to all of Shareholders no later than twenty-one (21) days prior to the date of the meeting of the General Meeting of Shareholders (calculated from the date on which the notice is validly sent or delivered, the date on which the postal charge is paid, or the date on which the notice is put in the mailbox). The notice of meeting invitation must contain the name, address of the head office and enterprise identification number; name, contact address of shareholders, time, place of meeting and other requirements for attendees.

20.4

A Shareholder or group of Shareholders referred to in Article 15.3 of this Charter has the right to propose any matter to be included in the agenda of a meeting of the General Meeting of Shareholders. The proposal must be made in writing and must be sent to the Company at least three (03) business days prior to the opening day of the General Meeting of Shareholders. The proposal must contain full names of the Shareholders, number and class of Shares held by them, and the items proposed to be included in the agenda.

20.5	The convenor of the General Meeting of Shareholders has the right to reject any proposal relating to Article 20.4 in the following cases:

(a)	Such proposals are not forwarded within the specified time limit or contain incorrect or insufficient information;

(b)	The proposed matters are not within the authority of the General Meeting of Shareholders;

(c)	Other cases that are not in accordance with the applicable laws.

20.6

Any resolution of the General Meeting of Shareholders passed with one hundred (100) percent votes shall be deemed to be valid even if the General Meeting of Shareholders was not convened in accordance with the sequence and procedures, or the matters voted on were not included on the agenda.

Article 21. Conditions for conducting the General Meeting of Shareholders

21.1	A meeting of the General Meeting of Shareholders shall be conducted where it is attended by a number of Shareholders that represents more than fifty (50) percent of the voting Shares.

21.2

In case the conditions for conducting the meeting prescribed in Clause 21.1 of this Article are not fulfilled, The General Meeting of Shareholders must be reconvened within thirty (30) days from the intended date of holding the first General Meeting of Shareholders. The reconvened General Meeting of Shareholders shall be conducted only when the attendees represent at least thirty-three (33) percent of the voting Shares.

21.3

In case the conditions for conducting the second meeting prescribed in Article 21.2 of this Article are not fulfilled, the General Meeting of Shareholders may be convened for a third time within twenty (20) days from the intended date of conducting the second meeting; and in such case, the meeting shall be conducted irrespective of the number of attending Shareholders or authorized representatives. The General Meeting of Shareholders re-convened under this Article 21.3 shall have the right to make decisions on all matters proposed to be passed at the first convened General Meeting of Shareholders.

Article 22. Meeting and voting protocols

22.1	On the date of holding the General Meeting of Shareholders, all eligible participating Shareholders will be registered to attend the meeting.

22.2	Upon registration, participants shall be provided with voting slips for the issues to be voted in the meeting agenda.

22.3

Shareholders or authorized persons who come after the meeting opened shall be entitled to register and vote after registration. The chairman may not stop the meeting for the latecomers to register; in this case the effect of votes that have been done shall not be affected.

22.4

The Chairman of the Board of Directors shall chair meetings convened by the Board of Directors. Where he is absent or temporarily losts the ability to work, the remaining members of Board of Directors shall elect one of them to be the chairman of the meeting by a majority vote. In case a chairman cannot be elected, the General Meeting of Shareholders shall elect a chairman of the meeting from participating members and the member who receives the highest number of votes shall chair the meeting.

In other cases, the person who signed the decision to convene a meeting of the General Meeting of Shareholders shall preside the General Meeting of Shareholders to elect the chairman of the meeting, and the person who receives the highest number of votes shall chair the meeting.

22.5	The chairman has the right to decide the procedures and events arising outside the agenda of the General Meeting of Shareholders.

22.6	The chairman may delay a meeting of the General Meeting of Shareholders in accordance with the Law on Enterprises.

22.7	The meeting agenda shall be ratified by the General Meeting of Shareholders during the opening session. The agenda shall specify the duration of each issue therein;

22.8

The person who convenes a meeting of the General Meeting of Shareholders shall have rights to require the Shareholders or authorized representatives attending the General Meeting of Shareholders to be examined or take necessary and reasonable security measures. Where any Shareholder or authorized representative refuses the security check mentioned above, the convenor may, after careful consideration, may reject or expel such Shareholder or representative from the General Meeting of Shareholders.

Article 23. Passing resolution of the General Meeting of Shareholders

23.1	The Shareholders’ Meeting shall have rights to pass any resolution within its competence by voting at meetings or by giving written opinions.

23.2	In case of voting at meetings:

(a)

A resolution of the General Meeting of Shareholders on any of the matters stipulated in Articles 18.1 (b), (d), (e), (i), (g), (k) and (l) shall be passed when it is approved by a number of Shareholders representing at least sixty-five (65) percent of the total voting Shares of all attending Shareholders;

(b)

A resolution of the General Meeting of Shareholders on other matters shall be passed when it is approved by a number of Shareholders representing more than fifty (50) percent of the total voting Shares of all attending Shareholders.

23.3

In case of giving written opinions, resolutions of the General Meeting of Shareholders shall be passed by Shareholders holding more than fifty (50) percent of the total legitimate votes of all Shareholding having voting rights. Legitimate voting slips shall be those sent by the Company to the Shareholders, filled in with all required information by the Shareholders and their votes and sent back to the Company within the prescribed timeline.

23.4	Voting to elect members of the Board of Directors must be done by non-cumulative voting.

Article 24. Competence and procedures for collecting written opinions of Shareholders to pass decisions of the General Meeting of Shareholders

The competence and procedures for collecting written opinions of Shareholders to adopt decisions of the General Meeting of Shareholders shall comply with the following provisions:

24.1

The Board of Directors may collect Shareholders’ written opinions in order to pass a resolution of the General Meeting of Shareholders stipulated in Article 23.3 of this Charter at any time when it deems necessary for the interests of the Company.

24.2

The Board of Directors must prepare written opinion cards, a draft of the decision of the General Meeting of Shareholders, and other explanatory documents for the draft decision. These shall be sent to each eligible Shareholder. The Board of Directors must ensure to send and announce the documents to the Shareholders within a reasonable period for their review and voting and must send at least ten (10) days prior to the expiry date of receipt of the filled-in written opinion cards.

24.3	The written opinion cards must contain information required by the law.

24.4

Filled-in opinion cards must be signed by Shareholders being individuals or its lawful authorized representative; or by the authorized representative or the legal representative of Shareholders being organizations.

24.5	A resolution that is passed through written opinion has the same value as those passed at the General Meeting of Shareholders.

Article 25. Minutes of meeting of General Meeting of Shareholders

The chairman of the General Meeting of Shareholders meeting is responsible for filing of minutes of the General Meeting of Shareholders. The main language of the minutes must be Vietnamese, it may also be made in a foreign language, and the minutes must be certified by the chairman of the meeting and the secretary, and must be made in accordance with the Law on Enterprises and this Charter.

Minutes made in Vietnamese and foreign languages have the same legal effect. In case there is a difference in the content of the Vietnamese and foreign language minutes, the contents of the Vietnamese minutes shall prevail.

Article 26. Demand for cancellation of resolutions of General Meeting of Shareholders

Within ninety (90) days from the receipt of the minutes of a meeting of the General Meeting of Shareholders or the voting result minutes in case of collecting written opinions of Shareholders, the Shareholders or a group of Shareholders referred to in Article 15.3 of this Charter have the right to request a court or an arbitrator to consider and cancel such resolution in the following cases:

-	The order and procedures for convening the concerned meeting of the General Meeting of Shareholders do not comply with the provisions of Law on Enterprises and the Charter.

-	The order and procedures for issuing the decision or such decision has some contents in violation of the law or the Charter.

In case a resolution of the General Meeting of Shareholders is cancelled in accordance with a decision of a Court or an Arbitrator, the convenor of a meeting of the General Meeting of Shareholders may consider re-organizing the General Meeting of Shareholders within 30 days in accordance with the sequence and procedures stipulated in the Law on Enterprises and this Charter.

VI.     THE BOARD OF DIRECTORS

Article 27. Composition and term of office of the Board of Directors members

27.1	The Board of Directors has three (3) to eleven (11) members as determined by the General Meeting of Shareholders from time to time.

27.2

The term of office of the Board of Directors is five (5) years. The office term of each individual member shall not exceed five (5) years; members of the Board of Directors may be re-elected for unlimited times. In the case a member is elected to the Board of Directors (irrespective of being elected as a supplement or a replacement) in the middle of the term, the term of office of that new member shall be the remaining period of the term of the Board of Directors.

27.3	A Shareholder or a group of Shareholders holding ten (10) percent or more of the total ordinary Shares shall have the right to nominate candidates to the Board of Directors.

27.4

Where the number of candidates to the Board of Directors by way of nomination and self-nomination is still insufficient, the incumbent Board of Directors may nominate additional candidates or hold a nomination.

27.5	The status as a member of the Board of Directors shall be terminated in the following cases:

(a)	Such member is ineligible to be a member of the Board of Directors in accordance with the Law on Enterprises or is prohibited from being a member of a Board of Directors by law;

(b)	Such member sends a written resignation to the head office of the Company;

(c)	Such member is incapable of, or restricted from civil acts;

(d)	Such member did not attend any meeting of the Board of Directors for six (06) consecutive months without consent of the Board of Directors;

(e)	Such member is dismissed by a decision of the General Meeting of Shareholders;

(f)	Such member breaches the laws and is prosecuted by the competent State bodies; or

(g)	Such member conduct business and other transactions which caused conflicts of interest for the Company directly.

27.6

The Board of Directors may appoint another person to be a temporary member of the Board of Directors in order to fill the vacancy arising, and the new member must be approved at the nearest meeting of the General Meeting of Shareholders. Upon approval of the General Meeting of Shareholders, the appointment of such new member shall be deemed effective on the date of appointment by the Board of Directors. In the event the new member is not approved by the General Meeting of Shareholders, any resolution of the Board of Directors previously passed with that member’s voting shall remain valid and enforceable.

27.7	Members of the Board of Directors may not be Shareholders of the Company.

Article 28. Entitlements and duties of the Board of Directors

28.1

Business activities and affairs of the Company must be supervised and directed by the Board of Directors. The Board of Directors is the body with full authorization to exercise all rights on behalf of the Company, excluding authorities which belong to the General Meeting of Shareholders.

28.2	The Board of Directors is responsible to supervise the Director and other managers.

28.3	The Board of Directors has the following entitlements and duties:

(a)	To make decisions on medium term development strategies and plans, and on annual budget of the Company;

(b)	To propose classes of Shares which may be issued and the total number of Shares of each class to be issued;

(c)	To make decision on offering of the news Shares within the number of Shares of each class which may be offered; to make decision on mobilizing capital in other manner;

(d)	To make decisions on the price of Shares, bonds and convertible securities of the Company offered for sale;

(e)	To make decision on shares redemption in accordance with Clause 1 and Clause 2 Article 133 of Law on Enterprises;

(f)

To approve purchase, sale, borrowing, lending and other contracts and transactions valued at 35% or more of the total value of assets recorded in the company’s most recent financial statements, except for transactions decided by the General Meeting of Shareholders as prescribed in Point d Clause 2 Article 138, Clause 1 and Clause 3 Article 167 of the Law on Enterprises;

(g)	To appoint, dismiss or remove the Director. Such dismissal must not be contrary to the contractual rights (if any) of dismissed persons;

(h)

To make decisions on the organizational structure of the Company; to make decisions on the establishment of Subsidiary companies, the establishment of branches and representative offices and the capital contribution to or purchase of Shares of other enterprises;

(i)

To approve the program and agenda or the General Meeting of Shareholders; to convene the General Meeting of Shareholders or to conduct procedures for obtaining written opinions for the General Meeting of Shareholders to adopt its decisions;

(j)	To submit the annual audited Financial Statements to the General Meeting of Shareholders;

(k)	To propose annual dividend rates and to determine provisional dividend rates; to organize payment of dividends;

(l)	To propose the re-organization or dissolution of the Company;

(m)	To resolve claims of the Company against managers and to make decisions to select representatives of the Company to resolve issues relating to legal proceedings against such managers;

(n)	To propose the issuance of convertible bonds and securities rights which entitle owners to purchase Shares at a pre-determined price;

(o)	To report the General Meeting of Shareholders the appointment of the Director by the Board of Directors;

(p)	To borrow and implement of mortgages, warranties, guarantees and payment of compensation by the Company;

(q)

Valuation of assets contributed to the Company which are not in cash relating to the issuance of Shares or bonds of the Company, comprising gold, land use rights, intellectual property rights, technology and technological know-how;

(r)	Decision on buy-back price or on recovery of Shares of the Company;

(s)	Business issues or transactions which the Board of Directors considers necessary;

(t)

To approve contracts and transactions as prescribed in Clause 1, Article 167 of the Law on Enterprises and having a value of less than 35% of the total value of assets of the enterprise recorded in the latest financial statement;

(u)	To approve payments or investments that are not part of an approved business plan;

(v)

To elect, dismiss and remove The Chairman of the Board of Directors; to appoint, dismiss, sign contracts, terminate contracts with the Director and other important managers as provided for in the company’s charter; decisions, salaries and other benefits of such managers; to appoint an authorized representative to participate in the Members’ Council or the General Meeting of Shareholders of another company, decide on the remuneration and other benefits of such persons; and

(w)	Other rights and obligations as stipulated by the laws, the Company Charter and resolutions of the General Meeting of Shareholders.

28.4

The Board of Directors shall pass a resolution by way of voting at meetings, obtaining written opinions, or otherwise suitable for the specific circumstance and issue as determined by the Chairman of the Board of Directors. Each member of the Board of Directors shall have one vote. An affirmative written opinion of the member of the Board of Directors shall be as validity as the affirmative vote in the meeting. An affirmative written opinion shall be confirmed by the signatures of one or more members of the Board of Directors. Such written opinion shall be sent by fax or email followed by the original, and shall be filed at the office of the Company.

28.5	Unless otherwise stipulated by laws and the Charter, the Board of Directors may authorize the subordinate and managers to handle its work on behalf of the Company.

Article 29. Meetings of Board of Directors

29.1

The initial meeting of the term of the Board of Directors to elect the Chairman and adopt other decisions under its competence shall be conducted within seven (07) business days after the end of the election of the Board of Directors for such term. This meeting shall be convened by the member who obtains the highest number of votes. If more than one member has equal and highest number of votes, the voting members shall elect by majority vote one of them to convene the meeting of the Board of Directors.

29.2

The Chairman of the Board of Directors must convene regular meetings of the Board of Directors when it is considered necessary, and must prepare the agenda, time and venue of a meeting within at least five (05) days before the proposed date of such meeting.

29.3

The Chairman of the Board of Directors shall convene an extraordinary meeting when it is deemed necessary in the interests of the Company. In addition, the Chairman of the Board of Directors must convene a meeting of the Board of Directors which shall not be delayed without a legitimate reason, when any of the following entities makes a written request stating the purpose of the meeting and the matters to be discussed:

(a)	Director or at least five (5) other managers;

(b)	At least two (02) members of the Board of Directors;

(c)	Requested by the independent member of the Board of Directors.

29.4

Meetings of the Board of Directors stipulated in Article 29.3 must be conducted within seven (7) days after the request for a meeting is made. If the Chairman of the Board does not accept to convene a meeting as requested, then the Chairman shall be liable for any loss and damage caused to the Company; the person making the request as referred to in Article 29.3 may himself/herself convene a meeting of the Board of Directors.

29.5

Meetings of the Board of Directors shall be conducted at the registered address of the Company or at another address in Vietnam or abroad as decided by the Chairman and as agreed by the Board of Directors.

29.6

The meeting invitations of the Board of Directors must be sent to the members of the Board of Directors at least three (3) days before holding the meeting. The notice of the meeting of the Board of Directors must be in writing and in Vietnamese as the main language, and must provide complete information about the agenda, time and venue of the meeting, accompanied by necessary documents regarding the matters to be discussed and voted on at the meeting of the Board of Directors and voting slips for the members of the Board of Directors who are unable to attend the meeting. The members not directly attending a meeting have right to vote by sending a written vote.

29.7	The invitation shall be sent by post, fax, electronic mail or other guaranteed methods to reach the address of each member of the Board of Directors as registered with the Company.

29.8

The first meeting of the Board of Directors shall be permitted to be conducted if at least three quarters (3/4) of the members of the Board of Directors are present in person or via their representatives (authorized representatives) or via remote voting.

29.9

In the event the number of attending members is insufficient as stipulated, the meeting must be re-convened within seven (7) days from the proposed date of the first meeting. The re-convened meeting shall be conducted if more than half of the members of the Board of Directors attend.

29.10	Voting:

(a)	Each member of the Board of Directors or authorized representative who is present in his or her capacity as an individual at a meeting of the Board of Directors shall have one (1) vote;

(b)

A member of the Board of Directors shall not be permitted to vote on any contract, transaction or proposal in which such member or any Related Person of such member has an interest. A member of the Board of Directors shall not be included in the quorum required to be present to hold a meeting of the Board of Directors regarding resolutions on which such member does not have the right to vote.

29.11

The Board of Directors shall pass decisions and issue resolutions on the basis of the consent of the majority of members of the Board of Directors present (more than fifty (50) percent). Where the number of votes for and against is equal, then the vote of the Chairman of the Board of Directors shall be the casting vote.

29.12

A meeting of the Board of Directors may be held by way of a conference call between the members of the Board of Directors when all or a number of members are at different places, provided that each attending member is able to:

(a)	Hear each other member of the Board of Directors expressing their opinions in the meeting;

(b)	Speak to all other attending members.

The venue of the meeting to be held in accordance with this provision shall be the venue where the group having the largest number of members of the Board of Directors gathers, or shall be the venue where the Chairman of the meeting is present if there is no such a group.

29.13

A resolution by way of collection of written opinions shall be approved on the basis of the consent of the majority of members of the Board of Directors who have voting rights. Such resolution shall have the same effect and validity as a resolution passed by the members of the Board of Directors at a meeting which is convened and held in accordance with the normal practice.

29.14

The Chairman of the Board of Directors is responsible to deliver the minutes of a meeting of the Board of Directors to the members. The minutes of the meeting of the Board of Directors must be prepared in Vietnamese as the main language, with the signatures of the Chairman of the Board of Directors and the person recording the minutes.

VII.     THE DIRECTOR

Article 30. Appointment, dismissal, duties and powers of the Director

30.1	The Board of Directors shall appoint or remove the Director, and shall enter into a contract which specifies salary, remuneration, interests and other related terms.

30.2	The Director has the following rights and responsibilities:

(a)

To implement resolutions of the Board of Directors and of the General Meeting of Shareholders, business plans and investment plans of the Company approved by the Board of Directors and the General Meeting of Shareholders; be responsible to the Board of Directors for the performance of assigned tasks;

(b)

To make decisions on all matters related to the Company’s day-to-day business which do not require a resolution of the Board of Directors, including the signing of financial and commercial contracts on behalf of the Company, and on the organization and operation of daily business and production activities of the Company in accordance with the best management practices but must ensure the principles specified in Article 30.2(c) below;

(c)

To approve purchase, sale, loan contracts, contracts related to investment projects and other contracts valued at less than ten percent (10%) of the total value of assets recorded in the most recent Financial Statements of the Company, except for contracts and transactions under the approval authority of the General Meeting of Shareholders and the Board of Directors by this Charter;

(d)

To appoint, remove and dismiss personnel in the Company; to make decisions on the number of employees, wage rate, allowances, benefits, appointment, dismissal and other term relating to their employment contracts, except for cases under the approval authority of the General Meeting of Shareholders and the Board of Directors by this Charter;

(e)	To propose measures to improve the operation and management of the Company;

(f)	To make recommendations on methods of paying dividend and of handling loss in business;

(g)	To carry out other activities in accordance with this Charter, the corporate governance, resolutions of the Board of Directors, the employment contract of the Director and the applicable laws;

(h)

Prepare a budget together with a business plan for each year and submit it to the Board of Directors for approval one (1) month prior to the next Fiscal Year. The annual budget needs to estimate the total revenue, expenses, investment items and cash flow situation of the Company for each month, quarter and year;

(i)	Establish financial, human resource and related policies and procedures necessary to ensure that the Company’s activities are strictly controlled;

(j)	Set up a monthly budget control and reporting system. Revenues, expenditures and investments comply with regulations on budget management; and

(k)	To implement other rights and duties as prescribed by law and this Charter.

30.3

The Director must manage the day-to-day business of the Company in accordance with the provisions of law, the Company’s Charter, the labor contract signed with the Company and the decision of the Board of Directors. If operating contrary to this regulation causes damage to the Company, the Director shall be responsible before the law and must compensate for the damage to the Company.

VIII. FINANCE, HANDLING LOSSES IN BUSINESS

Article 31. Settlement, set up the fund

31.1	The Company’s Fiscal Year begins on January 1 and ends on December 31 of each year. At the end of the Fiscal Year, the Board of Directors must prepare the following reports and documents:

(a)	Report on the Company’s business situation;

(b)	Financial report;

(c)	Report on evaluating the management and administration of the Company.

31.2	The establishment of the fund in accordance with the law shall be decided by the General Meeting of Shareholders of the Company.

Article 32. Accounting methods and principles

32.1	The accounting books shall comply with regulations on Vietnamese accounting and accounting standards.

Books and documents are fully archived from the year of the establishment including printed books and electronic data.

Article 33. Principles of handling losses in business

Principles of handling losses in business: In case the financial year settlement has a loss, the General Meeting of Shareholders of the company shall decide in the following directions:

- Deduct the reserve fund to compensate.

- Move to the next year to subtract from the profit of the following financial year before distributing profits.

IX. REORGANIZATION, TERMINATION OF OPERATIONS AND LIQUIDATION

Article 34. Division, seperation, consolidation, merger, conversion of the Company

The Company shall implement the division, seperation, consolidation, merger, conversion of the Company in accordance with applicable laws.

Article 35. Termination of operation

The Company may be dissolved or terminated its operation in the following cases:

35.1	The Company is announced bankruptcy by a competent Court in accordance with applicable laws;

35.2	Dissolution in the following cases:

(a)	End of operation term stated in the Charter without a decision on extension;

(b)	According to resolutions and decisions of the General Meeting of Shareholders;

(c)	The certificate of enterprise registration is revoked, unless otherwise provided for by the Law on Tax Administration.

35.3	Other cases as stipulated by laws.

Article 36. Order and procedures for dissolution

The dissolution in the case specified in Articles 35.2(a) and 35.2(b) of this Charter shall comply with the following provisions:

36.1	Approving resolutions and decisions to dissolve the Company. Resolutions, decisions on the dissolution of the Company must include the following principal contents:

(a)	Name and address of the head office of the Company;

(b)	Reason for dissolution;

(c)	Time limit and procedures for contract liquidation and payment of debts of the Company;

(d)	The plan to handle obligations arising from the labor contract;

(e)	Full name and signature of Chairman of the Board of Directors;

36.2	The Board of Directors directly organizes the liquidation of the Company’s assets;

36.3

Within 07 business days from the date of adoption, the resolution, decision on dissolution and meeting minutes must be sent to the business registration agency, tax agency and employees of the Company. Resolutions and decisions on dissolution must be posted on the National Enterprise Registration Portal and publicly listed at the Company’s head office, branches and representative offices;

36.4

If the Company has unpaid financial obligations, it must enclose the resolution, dissolution decision and debt settlement plan to its creditors, persons with related rights, obligations and interests. The debt settlement plan must have the name and address of the creditor; debt amount, term, place and method of payment of such debt; the method and time limit for settling the creditor’s complaint;

36.5	The Company’s debts are paid in the following order of priority:

(a)

Salary arrears, severance allowance, social insurance, health insurance, unemployment insurance contribution as prescribed by law and other benefits of employees under the signed labor agreement and labor contract;

(b)	Tax debt;

(c)	Other debts.

36.6	After the dissolution costs and debts have been paid, the remainder shall be distributed to shareholders according to the percentage of share ownership;

36.7	The company’s legal representative shall send the enterprise dissolution dossier to the business registration agency within 05 business days from the date of payment of all debts of the enterprise.

Article 37. Liquidation

37.1

At least six (6) months prior to expiry of the Duration of Operation of the Company, the Board of Directors shall establish a liquidation committee consisting of three (3) members, in which two (2) members shall be appointed by the General Meeting of Shareholders and one (1) member shall be appointed by the Board of Directors from an independent auditing company.

37.2

The liquidation committee is responsible to report its date of establishment and date of commencement of operation to the business registration body. From such point of time, the liquidation committee shall represent the Company in all work relating to the liquidation towards a Court and administrative bodies.

37.3	Proceeds from the liquidation shall be disbursed in the following order:

(a)	Expenses for liquidation;

(b)	Wages and insurance costs for employees;

(c)	Taxes and other items payable to the State;

(d)	Loans (if any);

(e)	Other debts of the Company;

Residual upon payment of the debts stated in (a) to (e) above shall be distributed to Shareholders. The payment of preference Shares, if any, shall be given priority.

X. FINAL TERMS

Article 38. Internal dispute resolution

38.1

In the event of a dispute or claim arising out of or relating to the operation of the Company or to the rights of the Shareholders arising from the Charter or from any rights or obligations under the Law on Enterprises or other laws or administrative regulations, between:

(a)	A Shareholder and the Company;

(b)	A Shareholder and the Board of Directors, the Director.

The relevant parties shall attempt to resolve such dispute by way of negotiation and mediation. Except where such dispute involves the Board of Directors or the Chairman of the Board of Directors, the Chairman shall preside over resolution of the dispute and shall require each party to present the real factors relating to the dispute within seven (7) business days from the date of the dispute arising.

If the dispute involves the Board of Directors or the Chairman of the Board of Directors, any party may require to appoint an independent expert to act as an arbitrator during the course of dispute resolution.

38.2

If a decision on reconciliation is not made within six (6) weeks from the beginning of the mediation process or if the decision of the intermediary is not accepted by the parties, then any party may refer such dispute to the competent court for settlement.

Article 39. General terms

39.1

Any supplement, amendment to this Charter must be considered and decided by the General Meeting of Shareholders.Where any provision of law relating to the operation of the Company has not been mentioned in this Charter or where any new provision of law is different from the terms of this Charter, such provision of law shall automatically apply, and shall govern the operation of the Company.

39.2

This Charter takes effect from the date on which the shareholders’ signatures are fully obtained and the Corporate Registration Certificate is issued by the Business Registration Authority. This Charter has been reviewed by shareholders for each Chapter, each Article and signed for approval.

39.3	This Charter consists of 11 chapters and 39 articles, made into 03 (five) copies with equal validity shall be kept at the head office of the Company

39.4	All copies and extracts must be signed and certified by the Chairman of the Board of Directors or the Legal Representative of the Company.

Ho Chi Minh City,                             ,20__.

BIGV TECHNOLOGY CORPORATION

LEGAL REPRESENTATIVE

DIRECTOR

LE HONG MINH

APPENDIX 01

LIST OF FOUNDING SHAREHOLDERS AND SHARES

(According to the Enterprise Registration Certificate of BigV Technology Corporation initially issued on 06/08/2021)

No	Name of the founding shareholders	Nationality	Permanent address	ID card No	Number of Shares held at the time of enterprise establishment registration	Number of Shares held at the date of this Charter
1	NGO VI HAI LONG	Vietnamese			3,200,000	0
2	BUI THIEN KIM	Vietnamese			2,400,000	0
3	TRAN BA KHOI NGUYEN	Vietnamese			2,400,000	0

	Tổng cộng:				8,000,000	0

APPENDIX 02

DEFINITIONS

Unless otherwise required by the Terms or the context of this Article, the following terms shall be construed as follows:

“Board of Directors” means the Board of Directors of the Company.

“Charter Capital” means the charter capital of the Company as described in Article 4.1 of this Charter.

“Company” means as defined in the introduction to this Charter.

“General Meeting of Shareholders” means the General Meeting of Shareholders of the Company.

“Law on Enterprises” means the Law on Enterprise No.59/2020/QH14 passed by the National Assembly on 17 June 2020 and taking effect on l January 2021, as amended or replaced from time to time.

“Officers” means as defined in Rule 16a-1 under the U.S. Securities Exchange Act of 1934.

“Qualifying Shares” means a share or a minimum of shares required by law to be held by persons in order to maintain the Company’s status as a joint stock company.

“Share Certificate” means a certificate issued by the Company confirming the ownership of one or more Shares of the Company and including the principal contents in accordance with Article 121 of the Law onEnterprises.

“Share” means one ordinary share issued in the Company’s capital with par value of VND 10,000/share.

“Shareholders” means an organization or individual that owns at least one Share of the Company.

“VNG Limited” means VNG Limited, a limited company established in Cayman Islands having registration no. 388836 and registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

“VNG” means VNG Corporation (business registration number 0303490096), a company duly incorporated under the law of Vietnam, having register office at Z06 Street No.13, Tan Thuan Dong Ward, District 7, Ho Chi Minh City, Vietnam.